Exhibit 10.2

GUARANTY AGREEMENT

This Guaranty Agreement (this “Agreement”) is made by and between FelCor Lodging Limited Partnership, a Delaware limited partnership (“FLLP”), and the undersigned individual employee (“Employee”) of FelCor Lodging Trust Incorporated, a Maryland corporation (“FelCor”).

RECITALS

FelCor is the general partner of FLLP and holds, indirectly, a limited partner interest in FLLP that, together with the general partner interest, comprises more than 95% of the aggregate partnership interests in FLLP. Substantially all of the services provided by the officers and other employees to FelCor are so provided in FelCor’s capacity as FLLP’s general partner, and substantially all of FelCor’s business is conducted through FLLP. FLLP generally bears the economic responsibility for the costs of such services.

Under certain circumstances, pursuant to various agreements (the “Compensation Agreements”) with its employees, including Employee, FelCor provides certain benefits, including potential cash severance payments and continued health and welfare benefit plan coverage, to such employees, in large measure to retain skilled and valuable employees. FelCor’s Board of Directors has authorized that such rights be guarantied unconditionally by FLLP pursuant to this Agreement, which will provide Employee with the right to look to FLLP directly to enforce those rights. FelCor’s Board of Directors has concluded that the Guaranty is consistent with the central objective of providing those rights and will provide greater comfort to Employee and other employees who are entitled to those rights that resources will be available if and when called upon to satisfy FelCor’s obligations to such employees, including Employee.

AGREEMENT

1.         Unconditional Guaranty. Therefore, as an enhanced inducement to retain Employee’s valuable skills, experience and knowledge, FLLP hereby absolutely and unconditionally guaranties FelCor’s obligations and liabilities, contingent or otherwise, owed to Employee insofar as they arise under any Compensation Agreement between FelCor or any of its subsidiaries or joint ventures, on the one hand, and Employee, on the other hand. Compensation Agreements include, but are not limited to, any current or future agreements that relate to Employee’s non-equity compensation, whether contingent or otherwise, as such agreements may be amended, extended or altered from time to time (all of the foregoing being the “Guaranty”). FelCor and FLLP shall be jointly and severally liable for FelCor’s obligations guarantied hereunder. FLLP’s liabilities and obligations with regard to the Guaranty shall be separate and distinct from, but not incremental in respect of, FelCor’s underlying obligations, and Employee may seek performance of such obligations by both FLLP and FelCor concurrently and without first recourse to and seeking performance by FelCor. Employee shall not be required to pursue any other remedies before invoking the benefits of the guaranties contained herein, and specifically it shall not be required to make demand upon or institute suit or otherwise pursue or exhaust its remedies against FelCor or any surety other than FLLP or to proceed against any security now or hereafter existing for the satisfaction of the Guaranty. Employee may maintain an action on the Guaranty without joining FelCor therein and without bringing a separate action against FelCor.

2.         Waiver of Defenses. FLLP waives all defenses given to sureties or guarantors at law or in equity other than the actual payment of the Guaranty, including without limitation, the provisions of Section 34.02 of the Texas Business and Commerce Code, and all defenses based upon questions as to the validity, legality or enforceability of the Guaranty and/or the Compensation Agreements and agrees that FLLP will be primarily liable hereunder.

3.         No Modification; No Release. The liability of FLLP hereunder shall not be modified, changed, released, limited or impaired in any manner whatsoever on account of any or all of the following:

(a)	the incapacity, death, disability, dissolution or termination of FLLP or FelCor, or any other entity, or the incapacity, death or disability of Employee or any other person;
(b)	the failure by Employee to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of FelCor or any other person or entity;
(c)	any transfer or transfers or assignments of rights under the Compensation Agreements;
(d)

any modifications, extensions, amendments, consents, releases or waivers with respect to the Compensation Agreements, any other instrument now or hereafter securing the payment of the obligations under the Compensation Agreements;

(e)	any failure of Employee to give any notice to FLLP of any default under the Compensation Agreements or this Agreement;
(f)	FLLP is or becomes liable for any indebtedness owing by FelCor to Employee other than under this Agreement; or
(g)

any impairment, modification, change, release or limitation of the liability of, or stay of actions or lien enforcement proceedings against, FelCor, its property, or its estate in bankruptcy resulting from the operation of any present or future provision of the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called “applicable Bankruptcy Law”) or from the decision of any court.

If the status, structure or composition of FelCor changes, this Guaranty shall continue and also cover the obligations under the Compensation Agreements of FelCor under its new status, structure or composition according to the terms hereof. If any payment by FelCor (or its successor(s) in interest) to Employee is held to constitute a preference under any applicable Bankruptcy Law, or if for any other reason Employee is required to refund such payment or pay the amount thereof to any other party, such payment by FelCor to Employee shall not constitute a release of FLLP from any liability hereunder, but FLLP agrees to pay such amount to Employee upon demand, and the Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

4.         Miscellaneous. This Agreement shall have an initial term ending December 31, 2009, which term shall be automatically renewed for successive 12 month terms unless written notice of non-renewal shall have been delivered to Employee by FLLP at least 180 days prior to the end of the term, as extended hereunder. This Agreement does not modify the rights and responsibilities of any party under any of the Compensation Agreements. This Agreement may only be modified or amended by a written instrument executed by the parties hereto. This Agreement shall be governed by the laws of the State of Texas without reference to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date indicated below.

DATE: ___________________

EMPLOYEE:	FELCOR LODGING LIMITED PARTNERSHIP

Name: Address:	by FelCor Lodging Trust Incorporated its General Partner

By:
Name:
Title:

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